Exhibit 99.1

Contact:
Christopher Keenan or Jay Carlson
Peregrine Pharmaceuticals, Inc.
(800) 987-8256

info@peregrineinc.com

peregrine pharmaceuticals ANNOUNCES CLOSING OF PREFERRED STOCK offering

Tustin, CA - February 19, 2014 - Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM) (the “Company”), announced today that it has closed its previously announced underwritten public offering of 700,000 shares of its 10.50% Series E Convertible Preferred Stock (the “Series E Preferred Stock”) at a public offering price of $25.00 per share. The Company has filed an application to list the shares of Series E Preferred Stock on the NASDAQ Capital Market under the symbol “PPHMP”. If approved by NASDAQ, trading of the Series E Preferred Stock on the NASDAQ is expected to begin within 30 days after the date of initial issuance of the Series E Preferred Stock. Holders of Series E Preferred Stock may convert their shares, in whole or in part, into shares of the Company's common stock at a conversion price of $3.00 per share, representing a conversion premium of 75 percent over the last reported sale of Peregrine’s common stock on February 10, 2014 (day prior to pricing). The aggregate gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses payable by Peregrine, were approximately $17.5 million.

MLV & Co. LLC acted as sole book-runner for the offering.

Maxim Group LLC and National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB: NHLD), acted as lead managers for the offering and Empire Asset Management Company and I-Bankers Securities, Inc. acted as co-managers for the offering. Roth Capital Partners, LLC served as a financial advisor to Peregrine.

The Company has also granted the underwriters a 30-day option to purchase up to an aggregate of 105,000 additional shares of its Series E Preferred Stock. The Company intends to use the net proceeds from the offering for general corporate purposes.

The offering was made pursuant to the Company's existing effective shelf registration statement, previously filed with the Securities and Exchange Commission (“SEC”). A final prospectus supplement related to the offering was filed with the SEC on February 12, 2014 and is available on the SEC’s website located at www.sec.gov or from MLV & Co. LLC at 1251 Avenue of the Americas, New York, NY 10020, Attn: Randy Billhardt.

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials focused on the treatment and diagnosis of cancer. The Company is pursuing multiple clinical programs in cancer with its lead immunotherapy candidate bavituximab while seeking a partner to further advance its novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that enrollment of the Phase III trial may experience delays or take longer than anticipated, the risk that the results from the Phase III trial may not support a future Biologics License Application (BLA) submission, the risk that the Company may not have or raise adequate financial resources to complete the Phase III trial and the risk that the Company may not find a suitable partner for the Phase III trial or the PS program. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the SEC including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2013 and quarterly report on Form 10-Q for the quarter ended October 31, 2013. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.